MICROBRUSH INTERNATIONAL Combined Balance Sheet (in thousands)

	June 30 2006	December 31, 2005
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$2,311	$2,726
Accounts receivable, net	1,657	1,203
Inventories	1,627	1,328
Other current assets	69	27
Total Current Assets	5,664	5,284
Property and equipment, net	2,527	2,736
Other intangible assets	349	359
Total Assets	$8,540	$8,379

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$597	$683
Total Current Liabilities	597	683
Other liabilities	8	12
Total Liabilities	605	695

Stockholders' equity:
Common Stock	213	213
Shareholder Loan	(690)
Retained Earnings	7,734	7,108
Accumulated other comprehensive income - foreign currency translation adjustment	678	363
Total stockholders' equity	7,935	7,684
Total Liabilities and Stockholders' Equity	$8,540	$8,379

See accompanying notes to combined financial statements.

MICROBRUSH INTERNATIONAL Combined Income Statement (in thousands) (unaudited)

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005

Net sales	$ 6,359	$ 6,133
Cost of goods sold	2,904	3,006
Gross profit	3,455	3,127
Selling, general and administrative expenses	1,475	1,819
Operating income	1,980	1,308
Other (income) expense, net	36	5
Income before taxes	1,944	1,303
Provision for income taxes	77	69
Net income	$ 1,867	$ 1,234

Pro Forma Tax Provision	563	352
Pro Forma Net Income	$ 1,381	$ 951

See accompanying notes to combined financial statements.

MICROBRUSH INTERNATIONAL Combined Statement of Cash Flows
(in thousands) (unaudited)

	Six Months Ended June 30
	2006	2005
Cash flows from operating activities:
Net income	$ 1,867	$ 1,234
Adjustments to reconcile net income to net cash flows
provided by operating activities:
Depreciation and amortization	376	384
Changes in assets and liabilities
Trade accounts receivable	(426)	(52)
Inventories	(261)	449
Other current assets	(16)	(15)
Other assets	-	-
Accounts payable and accrued liabilities	(108)	(11)
Total adjustments	(435)	755
Net cash flows provided by operating activities	1,432	1,989

Cash flows from investing activities:
Purchases of property, plant and equipment	(59)	(325)
Net cash flows used in investing activities	(59)	(325)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(4)	(26)
Shareholder distributions	(1,912)	(919)
Net cash flows used in financing activities	(1,916)	(945)

Effect of exchange rate changes on cash	128	(242)

Net increase (decrease) in cash and cash equivalents	(415)	477
Cash and cash equivalents, beginning of period	2,726	2,050
Cash and cash equivalents, end of period	$ 2,311	$ 2,527

	See accompanying notes to combined financial statements.

Microbrush International

Notes to Combined Financial Statements

June 30, 2006

(In thousands)

(unaudited)

GENERAL:

The accompanying condensed unaudited financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) for interim financial information. In the opinion of management, the condensed unaudited financial statements include all adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. These condensed unaudited financial statements should be read in conjunction with our audited financial statements for the year ended December 31, 2005. The results of operations for any interim period are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

1. ORGANIZATION

Microbrush International consists of two separate companies under common control; Microbrush Inc., a U.S. corporation that has elected to be treated as an S corporation within the meaning of Section 1361 of the Internal Revenue Code (“IRC”) of 1936, as amended, and Microbrush International Ltd., an Irish limited company (collectively, “the Company”).

The Company manufactures disposable applicators used primarily in the dental industry. The Company distributes its products throughout the U.S. and worldwide. The Company’s manufacturing and distribution facilities are located in Grafton, Wisconsin and Dungarvan, County Waterford, Ireland. The Company also has a sales and marketing facility in Orlando, Florida.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The combined financial statements include the accounts of Microbrush Inc. and Microbrush International Ltd. All significant intercompany accounts and transactions are eliminated in combination.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an initial maturity of three months or less.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable.

Inventories

Inventories are stated at the lower of cost (which includes material, labor and manufacturing overhead) or net realizable value. Inventory values are based upon weighted average costs which approximate historical costs and the first-in, first-out (FIFO) method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred, and additions and improvements that significantly extend the lives of assets are capitalized. Upon disposition, cost and accumulated depreciation are eliminated from the related accounts and any gain or loss is reflected in the statements of income. The Company provides depreciation using the straight-line method over the estimated useful lives of respective classes of assets as follows:

Buildings and improvements	3 to 39 years
Machinery and equipment	3 to 7 years

Fair Value of Financial Instruments

Financial instruments consist principally of cash, accounts receivable, notes receivable, accounts payable and debt. The estimated fair value of these instruments approximates their carrying value.

Revenue Recognition

The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. The policy with respect to sales returns generally provides that a customer may not return inventory except at the Company’s option.

Intangibles

The Company accounts for intangible assets according to the provisions of Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets. Intangible assets with estimable useful lives are amortized over their respective useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. Intangible assets primarily consist of core technology and customer relationships, and are amortized over their estimable useful lives, between 5 and 20 years.

Impairment of Long-Lived Assets

The Company assesses and measures any impairments of long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 144. If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the carrying value of the asset will not be recovered, as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value. The Company has not incurred any material impairments of long-lived assets during the six months ended June 30, 2006.

Income Taxes

Microbrush Inc. is a U.S. corporation that has elected to be treated as an S corporation within the meaning of IRC §1361. Pursuant to this Internal Revenue Code provision, the Company is not subject to federal taxation, but rather pays U.S. income tax at the shareholder level. We have assumed for this analysis that the S corporation election was not made, and the Company paid federal and state income taxes at a combined effective tax rate of 28.1%.

Microbrush International Ltd. is a private limited company for Irish income tax purposes, and is subject to taxation in Ireland. The income taxes in Ireland are presented according to SFAS No. 109, which requires an asset and liability approach to accounting and reporting for income taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities using rates which are expected to apply in the period the differences are estimated to reverse.

Supplemental Cash Flow Information

Cash flows from operating activities include $74 and $66 for the payment of foreign taxes and $0 and $2 for the payment of interest for the six months ended June 30, 2006 and 2005, respectively.

Foreign Currency Translation

The translation of financial statements into U.S dollars has been performed in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation. The local currency for all subsidiaries has been designated as the functional currency. Non-U.S. assets and liabilities have been translated into U.S. dollars at the current rate of exchange prevailing at the balance sheet date. Revenues and expenses have been translated at the weighted average of exchange rates in effect during the year. Translation adjustments are recorded as a separate component of members’ equity. Net currency transaction gains and losses included in other operating expenses were pre-tax gains of $52 and $39 for the six months ended June 30, 2006 and 2005, respectively.

3. INVENTORIES:

Inventories consist of the following:

	June 30,	December 31,
	2006	2005

Finished products	$ 777	$ 616
Work in process	197	158
Raw materials and supplies	653	554
Total inventories	$ 1,627	$ 1,328

4. PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment consist of the following:

	June 30,	December 31,
	2006	2005

Buildings and improvements	$ 959	$ 989
Machinery and equipment	5,249	5,458
Construction in progress	12	11
	$ 6,220	$ 6,458

Less - Accumulated depreciation	(3,693)	(3,722)
Total property, plant and equipment, net	$ 2,527	$ 2,736

5.	INTANGIBLES:

During the third quarter of 2005, the Company acquired the assets of a product line related to its existing microapplicator business. The transaction resulted in approximately $365 of intangibles. These intangibles are comprised of core technology and customer relationships, which are amortized using the straight-line method over 20 and 5 years, respectively.

As of June 30, 2006

Gross Carrying	Accumulated	Net Carrying
Amount	Amortization	Amount

Amortized intangible assets

Core technology	$328	$ 10	$318
Customer relationships	37	6	31
Total	$365	$ 16	$349

As of December 31, 2005

Gross Carrying	Accumulated	Net Carrying
Amount	Amortization	Amount

Amortized intangible assets

Core technology	$328	$4	$324
Customer relationships	37	2	35
Total	$365	$6	$359

Amortization expense is expected to be $24 annually for the next 4 years.

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

Accounts payable and accrued liabilities consist of the following:

	June 30,	December 31,
	2006	2005

Accounts payable	$ 251	$ 325
Accrued salaries and bonuses Accrued taxes	158 99	270 44
Accrued expenses and other	89	44
Total accounts payable and accrued liabilities	$ 597	$ 683

7. RELATED PARTY TRANSACTIONS

Microbrush Inc. leases the facility in Grafton, Wisconsin from one of its principal owners, Gunnar Wallin. For the periods ended June 30, 2006 and 2005, Microbrush paid $42 in rent each year to Mr. Wallin. The Company also leases a facility in Orlando, Florida from one of its principal owners, Philip Mark. For the periods ended June 30, 2006 and 2005, Microbrush paid $18 each year in rent to Mr. Mark. The Company also paid $30 in consulting payments to a corporation wholly-owned by Mr. Mark and $30 in consulting payments to a corporation wholly-owned by Mr. Wallin.

On May 30, 2006, the Company loaned a shareholder of the Company $690. The note was repaid in full on August 15, 2006.

8.	COMMITMENTS AND CONTINGENCIES

The Company is obligated under capital lease for certain equipment that will expire in 2007. The net book value of equipment recorded under capital lease was $8 as of June 30, 2006 and $12 as of December 31, 2005. Amortization of assets held under the capital lease is included in depreciation expense. Future capital lease obligations are $5 for the remainder of 2006 and $4 in 2007.

The Company leases its office, warehouse and manufacturing facilities under non-cancelable operating leases. The total rental expense for all operating leases was $60 for the six months ended June 30, 2006 and $120 for the year ended December 31, 2005. Lease obligations are expected to be $120 annually for the next five years.

The Company is also a party to various claims and litigation arising in the normal course of its business, some involving material claimed amounts including potential punitive damages. Management believes that the ultimate resolution of these claims and litigation, individually or in the aggregate, will not exceed the amount accrued or have a material adverse effect on the financial position of the Company.

9. SUBSEQUENT EVENT

Between July 31, 2006 and August 18, 2006, substantially all of the Company’s assets and liabilities were acquired by Young Innovations, Inc. for a purchase price of $32 million. Additional purchase price of $3 million may be paid by Young Innovations, Inc. if the business acquired achieves certain performance targets over the next two years.